FORM OF

Amendment to Global Custody Agreement

Dated as of July 16, 2008

JPMorgan Chase Bank and Templeton Global Investment Trust, a Delaware business trust, hereby amend Schedule I to the Global Custody Agreement, dated March 14, 1994 and as amended restated June 27, 1994 and May 7, 1995 and as amended May 1, 2001 to read as follows:

Schedule I

Templeton Global Investment Trust

Templeton BRIC Fund
Templeton Emerging Markets Small Cap Fund
Templeton Frontier Markets Fund

TEMPLETON GLOBAL INVESTMENT TRUST

By:	_________________________
Galen G. Vetter
Title:	Senior Vice President and Chief Executive Officer – Finance and Administration

JPMORGAN CHASE BANK

By:	_________________________
Eileen M. Clark
Title:	Relationship Manager, North America